Exhibit 99.2

Carla Baca

Associate Vice President, Investor Relations

P: 615.269.8175

News Release

HEALTHCARE REALTY TRUST ANNOUNCES REDEMPTION OF $250 MILLION OF SENIOR NOTES DUE 2023

NASHVILLE, Tennessee, September 18, 2020 - Healthcare Realty Trust Incorporated (NYSE: HR) today announced that it will redeem all of its outstanding 3.75% Senior Notes due 2023 (the “Notes”) in accordance with the terms of the indenture governing the Notes. The Company intends to use the net proceeds from the issuance of its 2.05% senior notes due 2031 to fund the redemption. The Company’s 2.05% senior notes due 2031 are expected to be issued on October 2, 2020, subject to customary closing conditions. The Company expects to record a charge in the fourth quarter of 2020 of approximately $21.5 million for early extinguishment of the Notes, which includes approximately $1.1 million of unamortized costs and discounts.

The Company will redeem the Notes on October 18, 2020 (the “Redemption Date”) at a redemption price equal to an aggregate of $270.5 million, consisting of: a) $250.0 million in outstanding principal; b) $0.1 million in interest accrued but not yet paid as of the Redemption Date; and c) a “make-whole amount” of $20.4 million in accordance with the indenture.

The redemption price for the redeemed Notes will become due and payable on the Redemption Date. Following that date, interest will cease to accrue and be payable on the redeemed Notes and the redeemed Notes will be canceled. Payment of the redemption price will be made only upon presentation and surrender of the redeemed Notes in the manner specified in the notice of redemption, which is being provided to registered holders of the Notes by Truist Bank, formerly known as Branch Banking and Trust Company, as trustee for the Notes. Copies of the applicable notice of redemption for the redeemed Notes may be obtained from Truist Bank by calling its Corporate Trust Department at 252.246.4679.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of June 30, 2020, the Company owned 210 real estate properties in 24 states totaling 15.5 million square feet and was valued at approximately $5.5 billion. The Company provided leasing and property management services to 12.0 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties, including the ability of the Company to close the sale of the securities, the use of proceeds from the offering of the securities, and the redemption of the Notes. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its

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Annual Report on Form 10-K for the year ended December 31, 2019, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, in each case, under the heading “Risk Factors.” Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

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